AMENDED AND RESTATED

LAKELAND FINANCIAL CORPORATION

DIRECTORS FEE DEFERRAL PLAN

This Amended and Restated Lakeland Financial Corporation Directors Fee Deferral Plan (the “Plan”) is amended and restated effective as of the 9th day of December 2008, by the Board of Directors of Lakeland Financial Corporation.

WITNESSETH:

WHEREAS, the Board of Directors of Lakeland Financial Corporation (“Lakeland”) duly adopted the Plan on the 11th day of December, 1984 and has from time to time subsequently amended and restated the Plan; and

WHEREAS, Lakeland desires to amend and restate the Plan effective as of December 9, 2008 and intends the Plan to be a material modification of the Plan such that all amounts earned and vested prior to December 31, 2004 shall be subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”).

NOW, THEREFORE, the Plan is hereby amended and restated as follows:

I. PURPOSE

The purpose of the Plan is to provide a method by which the non-employee directors of Lakeland and its subsidiaries may defer receipt of their directors’ fees until their retirement from such board of directors and during the period of deferral accrue income on such deferred fees. This Plan is intended to be a non-qualified and unfunded plan and in compliance with Section 409A.

II. PARTICIPATION

Each non-employee member of the Board of Directors of Lakeland or its subsidiaries (collectively referred to herein as the “Board”) may become a participant (“Participant”) in the Plan as of the later of (a) his or her appointment to the Board, and (b) his or her filing a written election in the form of “Exhibit A,” attached hereto and made a part hereof, to defer all or a portion of the director’s fees coming due and payable. In the year of becoming a non-employee member of the Board, the director may file a written election in the form of “Exhibit A” within thirty (30) days of becoming a member of the Board to apply to director fees due and payable subsequent to the filing of the election. If a written election is not completed during this initial thirty (30) day period or in the case of subsequent written elections to defer, the written election must be filed no later than December 31st of the calendar year preceding the calendar year to which the election is to apply. A director’s election to defer all or a portion of his or her director’s fees remain in effect and continue from year to year, unless and until the director modifies or revokes his or her election by filing with the Board a new written election in the form of “Exhibit A”. Any modification or revocation of a prior election shall only be effective for director fees coming due and payable in a subsequent calendar year and each director may modify or revoke his or her election only once each calendar year.

III. INDIVIDUAL ACCOUNTS

3.1       Separate Accounts. Separate accounts shall be established for each Participant. The Participant’s deferred fees shall be credited to the Participant’s deferred fee account (“Account”) as of the date the fees would otherwise have been payable to the Participant (the “Deferral Date”).

3.2        Earnings Credit. Each Participant’s Account will be credited with the hypothetical number of Lakeland common stock units (“Units”), calculated to the nearest thousandth of a Unit, determined by dividing the amount of the fees deferred on the Deferral Date by (a) or (b) below, as applicable:

(a)       if an actual purchase is made under a trust established by Lakeland pursuant to Treasury Department Revenue Procedure 92-64 (a “Rabbi Trust”), the actual purchase price for the shares purchased; and

(b)       if an actual purchase is not made pursuant to subsection (a) above by the end of the month following the applicable Deferral Date, the average of the closing market price of Lakeland’s common stock as reported on Nasdaq for the twenty (20) trading days immediately preceding and including the Deferral Date.

The Participant’s Account will also be credited with the number of Units determined by multiplying the number of Units in the Participant’s Account by any cash dividends declared by Lakeland on its common stock and dividing the product by the closing market price of Lakeland’s common stock as reported on Nasdaq on the related dividend record date, and also by multiplying the number of Units credited to the Participant’s Account by any stock dividends declared by Lakeland on its common stock.

3.3       Valuations. Participant Accounts shall be valued and participant statements shall be distributed quarterly.

3.4       Recapitalization. If, as a result of a recapitalization of Lakeland (including a stock split), Lakeland’s outstanding shares shall be changed into a greater or smaller number, then number of Units credited to a Participant’s Account shall be appropriately adjusted on the same basis.

IV. VESTING

Participant Accounts, which include deferrals and the earnings credited thereon, shall be fully vested at all times.

V. BENEFITS

A Participant’s Account under this Plan shall become payable as follows:

5.1       Form of Payment. A Participant’s Account shall be paid in the form of shares of Lakeland common stock.

5.2       Payment Upon Death. A Participant’s Account as of the date of death shall be paid in the form of actual shares of Lakeland Financial Corporation common stock in one (1) lump sum to the beneficiary designated by the deceased Participant prior to his or her death, and if none to his or her estate, on the first January 1 or July 1 following the date of the death of the deceased Participant.

5.3       Retirement or Removal. Upon a Participant’s retirement or removal from the Board, which qualifies as a “separation from service” under Section 409A of the Code, the Participant’s Account shall be paid according to the payment election made by the Participant upon the Participant’s commencement of participation in the Plan, as follows:

(a)       Payment in the form of actual shares in ten (10) equal annual installments of ten percent (10%) of the Participant’s Account as of the January 1 following the date such director ceases to serve on the Board. Upon the death of a former director who is receiving payments hereunder, the balance shall be paid pursuant to Section 5.2. Each such payment shall be increased by the amount of earnings accrued (as determined under Section 3.2) since the last January 1 on which any such payment was made; or

(b)       Payment in the form of actual shares in one lump sum within thirty (30) days following the date of retirement or removal.

If the Participant does not have a valid payment election on file at the time of his or her resignation or removal, his or her Account shall be distributed pursuant to Section 5.3(b).

5.4       Revised Payment Election. Each Participant may amend his or her previous payment election with respect to the payout alternatives set forth in Section 5.3 by submitting a written election in the form of Exhibit 1 to the Board. In order to be effective, the amended payment election must satisfy the following conditions:

(a)       The newly amended payment election may not take effect until at least twelve (12) months after the date on which it is completed;

(b)       The commencement of payments under the newly amended payment election must be deferred for a period of not less than five (5) years from the date the amounts would have otherwise been paid; and

(c)       The amended payment election may not be made less than twelve (12) months prior to the date the Participant’s payment is scheduled to be paid or commence.

5.5       Solicitation of New Payment Election. In a manner that is consistent with Section 409A, the Board may solicit new Deferral Election and Payout Election Forms from Participants in order for the Participants to change the method of distributions of all amounts which are subject to Section 409A under the Plan, provided such elections are solicited and properly made prior to December 31, 2008. In the event the Board elects to solicit new forms under this Section 5.5, the failure by the Participant to submit a complete and timely Payout Election Form will result in the application the provisions of Section 5.3.

5.6       Assignability. No right to receive payment of deferred fees or earnings shall be transferable or assignable by a Participant except by will or laws of descent and distribution.

VI. SECURITY OR COLLATERAL

All sums deferred pursuant to this Plan and any accrued earnings thereon shall be unsecured obligations of Lakeland Financial Corporation and shall have no priority over other unsecured creditors of Lakeland Financial Corporation. No Participant shall have any rights to, or interest in, any assets held in any trust established pursuant to the Plan.

VII. PLAN YEAR

This Plan shall operate on a calendar year basis.

VIII. MODIFICATION AND TERMINATION

The Board of Lakeland shall retain the right to modify or terminate this Plan at any time; provided such modification or termination shall not affect any current or former director’s rights hereunder as to fees deferred prior to the effective date of such modification or termination. Upon the termination of the Plan, each Participant’s Plan benefits shall remain in the Plan until the Participant becomes eligible for the benefits provided under the Plan in accordance with the terms of the Plan. The termination of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination. Notwithstanding the foregoing provisions of this Article VIII, if the Board determines that it is permissible to distribute Participants’ Plan benefits by reason of Plan termination without violating the prohibition on acceleration of payments under Code Section 409A, the Board, in its discretion, may elect to distribute Participants’ vested Plan benefits following termination of the Plan, in which case the date of the Plan termination will be treated as the date of the Participant’s resignation or removal from the Board. Upon the termination of the Plan, each Participant shall receive the balance of his Plan benefit in the form of a lump sum payment.

LAKELAND FINANCIAL CORPORATION

By /s/ Michael L. Kubacki
Michael L. Kubacki
President and CEO